UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2010

IVEDA CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53285	98-0611159
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 4450, Mesa, Arizona	85210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 307-8700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 25, 2010, the Company entered into a Consulting Agreement for Service (“Agreement for Service”) with A.S. Austin Company, Inc. (A.S. Austin) pursuant to which A.S. Austin shall perform certain services for the Company in support of the Company’s investor relations and public relations. The Company shall grant a Commencement Bonus of 150,000 shares of Company’s restricted shares to A.S. Austin, as consideration for the services to be rendered and 100,000 warrants to purchase Company’s restricted Common Stock at an exercise price of $1.00 per share. The warrant shall carry a three year term from the signing of the agreement.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, as a sale and issuance to a single, private, accredited investor. The purchasers represented that each was an accredited investor with access to information about the Company sufficient to evaluate the investment and that the Common Stock was being acquired without a view to distribution or resale in violation of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2010

Iveda Corporation, a Nevada corporation

By: /s/ LUZ A. BERG
Luz A. Berg, Corporate Secretary